Form C

Cover Page

Name of issuer:

Cloud DX, Inc

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 9/15/2014

Physical address of issuer:

20 Jay Street
Brooklyn NY 11201

Website of issuer:

https://www.clouddx.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

7.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

No

Type of security offered:

- [x] Common Stock
- [ ] Preferred Stock
- [ ] Debt
- [ ] Other

If Other, describe the security offered:

Target number of securities to be offered:

3,300

Price:

$30.00000

Method for determining price:

Dividing pre-money valuation ($52,914,000) by number of shares outstanding on fully diluted basis.

Target offering amount:

$95,700.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$1,006,900.00

Deadline to reach the target offering amount:

4/30/2019

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

40

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$1,851,729.00	$1,621,459.00
Cash & Cash Equivalents:	$209,628.00	$0.00
Accounts Receivable:	$93,150.00	$806.00
Short-term Debt:	$591,688.00	$657,033.00
Long-term Debt:	$2,290,547.00	$416,342.00
Revenues/Sales:	$387,120.00	$38,004.00
Cost of Goods Sold:	$50,266.00	$18,503.00
Taxes Paid:	$0.00	$0.00
Net Income:	($2,659,271.00)	($2,282,061.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Cloud DX, Inc

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Robert Kaul	CEO	Cloud DX, Inc	2014
Anthony Kaul	COO	Cloud DX, Inc	2014
Dr Sandeep (Sonny) Kohli	Physician	Oakville Trafalgar Hospital	2014
Dr David Widman	Retired physician	Retired	2017
Brad Miller	CEO of Advantec Global	Advantec Global Inc	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Robert Kaul	President	2014
Robert Kaul	CEO	2014
Anthony Kaul	COO	2014
Michele Middlemore	CFO	2016
Dr Sandeep (Sonny) Kohli	Chief Medical Officer	2014

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering

No principal security holders.

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

CLOUD DX, INC. (the "Company" or "Cloud DX") was founded in 2014 to develop and commercialize a set of technologies collectively called Cloud Diagnostics®. Cloud DX manufactures the FDA-cleared Pulsewave® blood pressure monitor, a virtual medical device that records a pulse wave signal from the wrist, uploads it to the cloud, and derives medically accurate biological readings that can be securely accessed from any browser. Our next-generation Vitaliti™ Platform is an advanced set of health monitors including a wearable device that continuously records movement, body position, ECG, oxygen saturation, core temperature, respiration & heart rate. In April 2017, the Vitaliti platform by Cloud DX was named the first-ever Bold Epic Innovator Award winner in the Qualcomm Tricorder XPRIZE, one of 3 winning submissions out of an original field of over 300. Given the early stages of the Company's development and other risks identified herein with respect to the Company (see "Risk Factors" below), any investment in Cloud DX is highly speculative, involves a high degree of risk and should be made only by persons who can afford the risk of loss of their entire investment. No assurances can be given that the Company will find future investors or other partners or be able to find a suitable exit opportunity or that you will ultimately realize any return on your investment in the Company.

The following factors should be carefully
considered before purchasing any securities in this offering. The inclusion of certain risk factors in this business overview does not imply the absence of other risks inherent in an investment in Cloud DX.

Cloud DX is an Early Stage Company: An investment in Cloud DX is risky because its business model and certain key development stage products are unproven and may never prove to be successful or generate any significant revenues or profits. Because of the early stage of Cloud DX's business, it is impossible to predict with any precision its future operating results.

Significant Losses: Cloud DX does not expect to generate any profit for the near future and will continue to incur significant operating losses while it continues further research and development, pursues regulatory approvals and commercialization of its products and further implements its business plans. Cloud DX has an untested business model and inherently unknowable financial prospects that must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in evolving markets such as medical devices.

Certain Products of Cloud DX are in the Research and Development Stage: All of the research to date on Cloud DX's potential Vitaliti™ products is in the early stages, with limited clinical data, and no assurances can be given that the preliminary data will ultimately be validated or lead to successful commercial products.

Equity Dilution: Whether Cloud DX can continue as going concerns will likely depend upon its ability to raise additional capital and ultimately reach profitability. Additional capital, beyond that raised in this Offering and otherwise by Cloud DX through its currently contemplated financing, will likely be required for Cloud DX to have the opportunity to reach profitability or an exit event.

The acquisition of capital in further rounds of financing by Cloud DX may include the sale of additional equity which may dilute prior investors, including you, and could have a material adverse effect on your ownership position in Cloud DX.

Need for Additional Financing: Because of the costs associated with research and development, conducting clinical trials and pursuing regulatory approvals with the FDA, Cloud DX anticipates that it will continue to generate significant operating losses for the near future. Cloud DX will require additional financing to fund its operating losses and among other things, continue product development and testing, pursue regulatory approvals, develop sufficient marketing and distribution networks, create a sufficient network of trained doctors capable of using its products, purchase fixed assets and pay salaries and other operating expenses and expand manufacturing capabilities and create inventory. These costs are essential in order to continue the implementation of Cloud DX's business plans and to ultimately develop substantial market acceptance. Additional financing for Cloud DX may not be available to Cloud DX on satisfactory terms, or may not be available at all. Inability to receive such financing could have a material adverse effect on your investment in Cloud DX, as well as on Cloud DX's business plans, results of operations, and financial condition. Any such financings may also be on terms, including a price, more favorable than those offered to you in this offering.

Broad Discretion in Use of Proceeds; Application of Proceeds: Cloud DX, through its board of directors, will have broad discretion as to the application of amounts received from investors who purchase interests in this offering. Investors may not have the opportunity to investigate personally the relevant economic, financial and other information that will be used by management to determine the application of such proceeds or to select or monitor business opportunities.

Key Personnel: Cloud DX's success depends, to a large degree, upon the efforts of the management of Cloud DX, the loss of whose services could have an adverse effect on your investment in Cloud DX. If Cloud DX loses the services of any of its officers or key employees, there can be no assurance that it would be able to employ qualified persons on acceptable terms to replace them.

An Investment in Cloud DX is a Long-Term Investment: The return of capital and the realization of gains, if any, from an investment in Cloud DX will occur only upon sale, licensing or other significant liquidity transaction, or the company obtaining meaningful profitability. It is not expected that any such transaction will occur until after the passage of a significant length of time. Prior to such time, there will be no current return on an investment in Cloud DX.

Limited Ability to Liquidate: Investors in this offering will be limited in their ability to liquidate their investment in Cloud DX. There presently is no market, public or private, for securities of Cloud DX, and none is expected to develop in the foreseeable future. There can be no assurance that a trading market will ever develop or be maintained for these securities. Even if a public market does develop for Cloud DX, such securities may only be resold pursuant to an effective registration statement under federal and applicable state securities laws or exemptions therefrom. Cloud DX currently has no obligation to, and makes no representations that it ever will, register any of its securities. As a result, investors in this offering will be expected to bear the economic risk of an investment in Cloud DX for an indefinite time period.

Regulatory Delays: A substantial delay or denial in the approval by the FDA or other negative regulatory processes or limitations on Cloud DX's abilities to test or market its products consistent with their intended uses, could result in a material adverse effect on Cloud DX's business plans, results of operations, and financial conditions, as well as your investment in Cloud DX.

Product Liability: Product liability claims could have a material adverse effect on Cloud DX's financial condition. In most jurisdictions, producers of medical products are strictly liable for personal injuries caused by their products. Accordingly, in the future, Cloud DX may be subject to claims for personal injuries arising out of the use of its products. Cloud DX has secured a recommended amount of liability insurance coverage; however, no assurance can be given that such insurance will be sufficient to protect the company from all potential damages arising from its products. In addition, there can be no assurance, regardless of the availability of product liability insurance, that Cloud DX will be adequately protected from the claims that may be brought against it. A successful, uninsured or underinsured product liability claim could have a material adverse effect on Cloud DX and your investment therein.

Market Competition: Competitive developments could have a material adverse effect on the ability of Cloud DX to generate revenues and become profitable. The industries in which Cloud DX operates are constantly evolving and scientific advances are expected to continue at a rapid pace. This results in intense competition among companies operating in these industries. Other larger companies may have, or may be developing, products that compete with Cloud DX's technologies. This competition may significantly limit market acceptance of such technologies, or render them obsolete. Cloud DX's technical and/or business competitors, in the U.S. and abroad, are expected to include medical device firms, universities and charitable and government institutions. Numerous other companies funded by venture capital and private equity investors, have been and continue to vigorously pursuing products competitive with the Cloud DX products. Many of these competitors have significantly greater research and development capabilities than Cloud DX, as well as substantial marketing, financial, and managerial resources. Current and longterm competitive developments may have a material adverse effect on Cloud DX's business plans, results of operations, and financial condition. Products developed by these companies and others could supplant or render obsolete the Cloud DX products which could have a material adverse effect on your investment in Cloud DX.

Dependence Upon on Intellectual Property: Cloud DX is engaged in business activities in fields in which intellectual property rights are asserted frequently and must be managed diligently. The ability of Cloud DX to compete effectively depends on success in protecting its proprietary technology, both in the U.S. and abroad. Aside from intellectual property that is formally registered, there can be no assurance that any of these rights are protectable, will be determined to be valid, or will be enforceable or effective to prevent others from developing competing products or methods. A successful challenge to the validity of these rights could have a material adverse effect on investment in Cloud DX. Uncertain ability to avoid claims of infringement of other parties' intellectual property rights may also have a material adverse effect on Cloud DX's ability to meet the standards set forth in its business plan. Any litigation in which Cloud DX becomes involved, either as a plaintiff or defendant, will be costly regardless of the merits of the case and Cloud DX may not have sufficient resources to withstand any such case, the result of which could have a material adverse effect on your investment, whether or not Cloud DX is successful in any such case.

Reliance on Novel Technologies: The investment intentions of Cloud DX presently include investments in innovative medical technologies. Therefore, Cloud DX's present and future abilities to continue as going concerns are based primarily on the ultimate market acceptance of such novel technologies. Even if Cloud DX receives U.S. Food and Drug Administration ("FDA") clearance for such novel technologies, such technologies will represent new devices and new methods of treatment. These devices and methods may not gain any significant degree of market acceptance among physicians, health care payers, or patients. Acceptance of these technologies will depend upon their continued safety and effectiveness, their relative performance, the rate and severity of complications related to the technologies compared to other market approved products, and their relative cost effectiveness compared to other treatment alternatives.

Our future success depends on the efforts of a small management team. The loss of services of the members of the management team may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

Michele Middlemore is a part-time officer. As such, it is likely that the company will not make the same progress as it would if that were not the case.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The Company intends to use the net proceeds of this offering for working capital and general corporate purposes, which includes the specific items listed in Item 10 below. While the Company expects to use the net proceeds from the Offering in the manner described above, it cannot specify with certainty the particular uses of the net proceeds that it will receive from from this Offering. Accordingly, the Company will have broad discretion in using these proceeds.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$95,700**

Use of Proceeds:
7% towards Wefunder fees
33% towards working capital
60% towards Clinical Validation

If we raise: **$1,006,900**

Use of Proceeds:
30% towards sales & marketing
10% towards R&D
20% towards Clinical Validation
33% towards working capital
7% towards Wefunder fees

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

If we reach our target offering amount prior to the deadline, we may conduct an initial closing of the offering early if we provide notice about the new offering deadline at least five business days prior to the new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment). Wefunder will notify investors if we conduct an initial closing. Thereafter, we may conduct additional closings from time to time at our and Wefunder's discretion until the deadline date.

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor's commitment will typically be recorded within a few minutes. The commitment will also be available on the Investor's "My Investments" screen on the wefunder.com website. After the offering closes, the contract will be counter-signed by the Company. The executed investment contract will then be sent to the investor via email, and is also available to download on the "My Investments" screen.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. Investments may be in book entry form. This means that the Investor may not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen. At the option of the Company, you may receive an electronic certificate.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 450 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 450 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by Investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

Priced round, $52,914,000 valuation (or $51,150,200 valuation for the first $101,500).

See exact security attached as Appendix B, Investor Contracts.

Cloud DX is offering up to 33,680 shares, at a share price of $30 (or $29 for the first $101,500).

The minimum offering amount is $95,700. The maximum offering amount is $1,006,900.

Irrevocable Proxy. If Subscriber is not a holder of Common Shares where (i) the aggregate initial purchase price of all such Common Shares held by Subscriber is equal to or greater than US$10,000 and/or (ii) the Escrow Agent has verified that such holder is an Accredited Investor in accordance with Rule 506(c) of Regulation D under the Securities Act (a "Major Investor"), then, as of the Closing Date, Subscriber hereby appoints, and shall appoint in the future upon request, the then-current Chief Executive Officer of the Company (the "CEO"), as Subscriber's true and lawful proxy and attorney ("Proxy"), with the power to act alone and with full power of substitution, to, consistent with this instrument and on behalf of Subscriber, (i) vote all Common Shares issued pursuant to the terms of this instrument, (ii) give and receive notices and communications, (iii) execute any instrument or document that the CEO determines is necessary or appropriate in the exercise of the CEO's authority under this instrument and (iv) take all actions necessary or appropriate in the judgment of the CEO for the accomplishment of the foregoing. The proxy and power granted by Subscriber pursuant to this Section 8(a) are coupled with an interest. Such proxy and power will be irrevocable. The proxy and power granted hereunder (1) so long as the transferee thereof is not a Major Investor, will survive the transfer of the Common Shares, (2) so long as Subscriber is an individual, will survive the death, incompetency and disability of Subscriber, and (3) so long as Subscriber is an entity, will survive the merger or reorganization of the entity or any other entity holding Common Shares issued pursuant to the terms of this instrument. The CEO is an intended third-party beneficiary of this Section 8 and has the right, power and authority to enforce the provisions hereof as though he or she was a party hereto.

Option to Repurchase. If the Company determines, in its sole discretion, that it is likely that within six months of Closing that the securities of the Company will be held of record by a number of persons that would require the Company to register a class of its equity securities under the Securities Exchange Act of 1934, as amended, as required by Section 12(g) thereof, the Company shall have the option to repurchase these common shares from the Subscriber for the greater of (i) the Purchase Amount and (ii) the fair market value of the securities purchased under this agreement, as determined by an independent appraiser of securities chosen by the Company (such repurchase, the "Repurchase," and such greater value, the "Repurchase Value"). Such independent appraiser shall be regularly engaged in the valuation of securities. The foregoing repurchase option shall terminate upon a Change of Control or Dissolution Event.

SPV Reorganization. The Subscriber hereby agrees to take any and all actions determined by the Company's board of directors in good faith to be advisable to reorganize any shares of the Capital Stock of the Company issued pursuant to the terms of this agreement into a special-purpose vehicle or other entity designed to aggregate the interests of holders of securities sold under this agreement.

14. Do the securities offered have voting rights?

☑ Yes
☐ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: Irrevocable Proxy. If Subscriber is not a holder of Common Shares where (i) the aggregate initial purchase price of all such Common Shares held by Subscriber is equal to or greater than US$10,000 and/or (ii) the Escrow Agent has verified that such holder is an Accredited Investor in accordance with Rule 506(c) of Regulation D under the Securities Act (a "Major Investor"), then, as of the Closing Date, Subscriber hereby appoints, and shall appoint in the future upon request, the then-current Chief Executive Officer of the Company (the "CEO"), as Subscriber's true and lawful proxy and attorney ("Proxy"), with the power to act alone and with full power of substitution, to, consistent with this instrument and on behalf of Subscriber, (i) vote all Common Shares issued pursuant to the terms of this instrument, (ii) give and receive notices and communications, (iii) execute any instrument or document that the CEO determines is necessary or appropriate in the exercise of the CEO's authority under this instrument and (iv) take all actions necessary or appropriate in the judgment of the CEO for the accomplishment of the foregoing. The proxy and power granted by Subscriber pursuant to this Section 8(a) are coupled with an interest. Such proxy and power will be irrevocable. The proxy and power granted hereunder (1) so long as the transferee thereof is not a Major Investor, will survive the transfer of the Common Shares, (2) so long as Subscriber is an individual, will survive the death, incompetency and disability of Subscriber, and (3) so long as Subscriber is an entity, will survive the merger or reorganization of the entity or any other entity holding Common Shares issued pursuant to the terms of this instrument. The CEO is an intended third-party beneficiary of this Section 8 and has the right, power and authority to enforce the provisions hereof as though he or she was a party hereto.
☐ No

16. How may the terms of the securities being offered be modified?

Neither this Subscription Agreement nor any provisions hereof shall be modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom any waiver, change, discharge or termination is sought.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Stock	10,000,000	1,463,800	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	300,000

Describe any other rights:

Common stock has voting rights. All shares outstanding are common share. Options convert to common stock. 174,028 options are vested and could be exercised in the 60 days following January 23rd, 2019.

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

The securities being offered cannot be materially limited, diluted or qualified by the rights of any other class of security issued.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

None

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, **the shareholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the shareholders** may change the terms of the articles of incorporation for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. **The shareholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

The shareholders have the right to redeem their securities at any time. **Shareholders** could decide to force the Company to redeem their **securities** at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.In the future, we will perform valuations of our common stock that take into account factors such as the following:

- unrelated third party valuations of our common stock;
- the price at which we sell other securities, such as convertible debt or preferred stock, in light of the rights, preferences and privileges of our those securities relative to those of our common stock;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the lack of marketability of our common stock;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;

- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	B&M Miller Equity Holdings Inc
Issue date	05/15/15
Amount	$521,428.00
Outstanding principal plus interest	$578,105.00 as of 01/25/19
Interest rate	5.0% per annum
Maturity date	09/15/19
Current with payments	Yes

Brad Miller is a director of Cloud DX.

Loan

Lender	B&M MIller Equity Holdings Inc.
Issue date	12/31/18
Amount	$100,000.00
Outstanding principal plus interest	$100,000.00 as of 01/24/19
Interest rate	8.0% per annum
Maturity date	05/30/19
Current with payments	Yes

This is a related party loan from B&M Miller Equity Holdings Inc. B&M Miller principal Brad Miller is a board director at Cloud DX, Inc.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
7/2016	Regulation D, Rule 506(b)	Common stock	$2,000,000	General operations
7/2017	Regulation D, Rule 506(b)	Common stock	$1,000,000	General operations
4/2018	Regulation D, Rule 506(b)	Convertible Note	$4,300,000	General operations
11/2018	Regulation D, Rule 506(b)	Convertible Note	$914,000	General operations
1/2019	Regulation D, Rule 506(b)	Convertible Note	$252,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	B&M Miller Equity Holdings Inc
Amount Invested	$100,000.00
Transaction type	Loan
Issue date	01/01/19
Outstanding principal plus interest	$100,000.00 as of 01/24/19
Interest rate	8.0% per annum
Maturity date	05/30/19
Outstanding	Yes
Current with payments	Yes
Relationship	Brad Miller is a Cloud DX board director

Related party loan.

Name	B&M Miller Equity Holdings Inc
Amount Invested	$521,428.00
Transaction type	Loan
Issue date	05/15/15
Outstanding principal plus interest	$578,105.00 as of 11/29/18
Interest rate	5.0% per annum
Maturity date	09/15/19
Outstanding	Yes
Current with payments	Yes
Relationship	Brad Miller is a director of Cloud DX

Related party.

Name	Tracy Gard
Amount Invested	$35,000.00
Transaction type	Convertible note
Issue date	10/15/18
Interest rate	6.0% per annum
Discount rate	25.0%
Maturity date	07/15/23
Valuation cap	$90,000,000.00
Relationship	Dr Gard is spouse of CEO Robert Kaul

This is a convertible promissory note. It will automatically convert to common shares if the company completes an equity raise of over $5M or completes a liquidity event.

Name	ARK Ventures Inc.
Amount Invested	$11,000.00
Transaction type	Convertible note
Issue date	10/15/18
Interest rate	6.0% per annum
Discount rate	25.0%
Maturity date	07/15/23
Valuation cap	$90,000,000.00
Relationship	ARK is owned by CEO Robert Kaul

This is a convertible promissory note. It will automatically convert to common shares if the company completes an equity raise of over $5M or completes a liquidity event.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Cloud DX sells easy-to-use medical devices and apps that help people get medical care at home instead of having to go to the doctor. Our Connected Health system is now reimbursed for many US Medicare patients, so patients who qualify don't have to pay for our kits and services. Once our system is installed, nurses can monitor hundreds of patients receiving care in their homes from our clinical portal. We have won many awards, including in the Qualcomm Tricorder XPRIZE and we have received up to 100% patient satisfaction scores. Over 19 million US Medicare patients are eligible for our kits next year.

In addition to creating compelling new medical devices, we're a data science company, clinically validating machine learning algorithms to analyze signals from our consumer-friendly Vitaliti™ wearable to improve health outcomes. Vitaliti™ measures all the main vitals (incl. continuous blood pressure) at clinical accuracy. Univ. of California San Diego is testing our 'tricorder' app to screen for TB in Africa in 2019. Our patented software has been shown in a pilot study to be able to detect patient medication adherence. Comparable company valuations can be as high as ~$200M to ~$750M or more. In <5 years we could see a >10x exit from here.

Milestones

Cloud DX, Inc was incorporated in the State of Delaware in September 2014.

Since then:

- Winner of Tricorder XPRIZE "Bold Epic Innovator" and Fast Company "World Changing Idea" 2018 among other awards
- Six successful seed rounds have raised over $10 million so far, without Venture Capital. We are financed by our customers!
- We're the only digital healthcare company endorsed by Joule Inc, the Canadian Medical Association innovation company.
- Strong sales channel partnerships in the US and Canada project sales of up to $4 million in 2019.
- Over 100 doctors and other professionals have already invested. In April 2018 we closed our 5th funding round, which was oversubscribed and raised $4.3 million.
- The Cloud DX Intellectual Property portfolio includes 2 granted patents, 2 licensed patents, up to 4 patents pending. We intend to file additional patent applications in 2019.

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $387,120 compared to the year ended December 31, 2016, when the Company had revenues of $38,004. Our gross margin was 87.02% in fiscal year 2017, compared to 51.31% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $1,851,729, including $209,628 in cash. As of December 31, 2016, the Company had $1,621,459 in total assets, including $0 in cash.
- *Net Loss.* The Company has had net losses of $2,659,271 and net losses of $2,282,061 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $2,882,236 for the fiscal year ended December 31, 2017 and $1,073,376 for the fiscal year ended December 31, 2016.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $11,252,273 in equity and $46,000 in convertible debt.

After the conclusion of this Offering, should we hit our minimum funding target, our expectation is that our projected runway will be approximately 2 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We intend to raise additional funds from Accredited Investors in Canada. Other sources of new funds include financial grants we have applied for, and new sales.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital within the next 6 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Cloud DX, Inc has received approximately $375,000 in cash in January 2019. Average monthly cash in hand at month's end in 2018 was $217,600, with the highest amount being $831,826 on May 30, 2018. The company received government funding (direct and indirect) in 2018 totaling approximately $380,000 while total revenue was approximately $150,000. Sales negotiated and expected to close in 2019 exceed $1,000,000. Operational expenses have averaged $240,000/month in the trailing quarter.

In fiscal 2018, Cloud DX closed a record number of new contracts for Connected Health devices and services. These contracts will begin to generate escalating revenues in 2019 as patients are enrolled by their physicians in our Connected Health programs.

Cloud DX has a diverse investor base made up of high-net-worth investors, dominated by Physicians. Many of our investors participate in multiple funding rounds, and in this way have built up significant positions. If and when we need to raise additional capital, we've seen a pattern of existing investors being the "first money in". In addition, Cloud DX may qualify for an investment program funded by the Canadian Government called MedTeq, which could invest (on an equity or convertible debt basis), up to $750,000 in matching funds against our most recent investment round. Finally, Cloud DX expects sales revenue to increase in 2019 as new US Medicare reimbursement codes that pay directly for remote patient monitoring become available, and Cloud DX also has applied for R&D grants of up to $350,000 which may be approved in the first quarter of 2019.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

i. at the time of the filing of this offering statement bars the person from:
    A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No
    B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No
    C. engaging in savings association or credit union activities?☐ Yes ☑ No
ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No
ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No
iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No
ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

https://clouddx.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

Cloud DX Subscription Agreement $29
Cloud DX Subscription Agreement $30

Appendix C: Financial Statements

Financials 1

Appendix D: Director & Officer Work History

INVEST IN CLOUD DX



maximum target met

$0
raised of $0 maximum target from 0 investors

We sell advanced medical devices & software apps for remote patient monitoring, inspired by science fiction

Cloud DX creates easy-to-use medical devices and mobile apps that help people get medical care at home. As of January 2019, our Connected Health solution became reimbursed by US Medicare, that means over 19 million US Medicare patients are now eligible to receive Remote Patient Monitoring at no cost to them. We have won many awards for innovation, including Bold Epic Innovator in the Qualcomm Tricorder XPRIZE and we have received 100% patient satisfaction in 3rd party surveys.



Founder & CEO
Cloud DX is my 6th startup, with 3 successful exits. My background is sales & marketing... I am good at building & motivating teams, and at raising money. To date I have not taken a salary at Cloud.

Why you may want to invest

1. Winner of Tricorder XPRIZE "Bold Epic Innovator" and Fast Company "World Changing Idea" 2018 among other awards
2. Six successful seed rounds have raised over $11 million so far, without Venture Capital. We are financed by our customers!
3. We're the only digital healthcare company endorsed by Joule Inc, the Canadian Medical Association innovation company
4. Strong sales channel partnerships project sales of over $1 million in 2019
5. Our sales are growing both in the USA and Canada, with projects starting in 2019 in Africa and Qatar
6. Nearly 100 doctors have already invested. In April 2018 we closed our 5th funding round, which was oversubscribed and raised $4.3 million
7. The Cloud DX Intellectual Property portfolio includes 9 patents or patents pending & is growing
8. Our technology is supported by published, peer reviewed articles in leading medical and engineering journals

$ 100 min

REMIND ME (0)

What you are investing in

Priced Round

~~$52.9M~~ **$51.2M** pre-money valuation

First $102K investors will invest at $29.0 per share and a $51.2M pre-money valuation.

$29.00 per share
Common Stock
$10K+ voting right threshold

If you invest, you're betting Cloud DX will be worth more than $52.9M in the future.

Earning a return
Learn more about equity fundraises

Investor perks

$270+
A 6-month subscription to the Cloud DX Family Connect™ plan.

$510+
A Cloud DX Pulsewave™ wrist blood pressure cuff, to use personally or give as a gift.

$1,020+
A complete Cloud DX

Our Ambition

In addition to making cool new medical devices, we're a data science company. Our scientists are clinically validating machine learning algorithms to analyze signals from our consumer-friendly Vitaliti™ wearable to improve healthcare outcomes. Companies that offer unique ways to collect and measure clinically accurate data have seen recent valuations of ~$200M to ~$750M or more. In <5 years we imagine that a >10x exit from here is possible (although we can't guarantee it).

CDX-retail-presentation-20-09-18.pdf

cdx_booklet_191018-US.pdf

https://clouddx.com

Connected Health Kit including Pulsewave cuff, wireless scale and custom Android health tablet, to use personally or give as a gift.

$10,020+

The ultimate opportunity to become a "beta-tester" for the upcoming Vitaliti™ continuous vital sign monitor. Includes 90 days of fully supported access• to a pre-production Vitaliti device and comprehensive personal health report. *Terms & conditions apply.

see less

hardware software technology medicine b2b

Why I Like Cloud DX

In 2016 the Canadian Medical Association (CMA) created a subsidiary, Joule Innovation, to promote innovation to Canadian doctors. In October 2017, Joule announced a partnership through which Joule has endorsed Cloud DX Connected Health products, co-branding them in Canada and marketing Cloud DX to ~85,000 Canadian physicians. Joule endorsement is a major milestone for Cloud DX Connected Health, proving that Cloud DX technology has matured and is now ready for mainstream adoption.

Joule Innovation & CMA
PHYSICIAN ENDORSEMENT

THE BUZZ ABOUT CLOUD DX

"The Cloud DX Connected Health Kit was instrumental in saving my life; I had no obvious symptoms, I just didn't feel well. The oximeter identified a pulse rate of 197/beats per minute. I went to the hospital immediately where I was diagnosed with ventricular tachycardia, a side effect from a new medication."

William L, 66, Cambridge ON
PATIENT TESTIMONIALS

"I felt very secure, and very, very comfortable knowing someone was looking out for me. I knew I would get a call if I had a problem. I also noticed that hospital visits were much more efficient, I was seen faster and I was taken more seriously because I had this information with me. The thought of not having the equipment now actually makes me incredibly anxious"

Jeannine O, 75, Cambridge ON
PATIENT TESTIMONIALS

"I made a substantial capital investment in Cloud DX for many reasons. I see a scale up company with growing sales of their Connected Health platform bringing in a steady and expanding revenue stream. Existing channel partner contracts in the United States and Europe help ensure stability of the company. On the management side, the company runs very lean. No lavish travel expenditures or administrative salaries. The corporate financial information is available to all investors and the management team is always available to chat. Cloud DX has over 50 medical investors, many of whom are using Cloud products in their own practice as beta-testers. This project is a team effort."

– Dr Dave Widman, Oakville ON
Cloud DX Board Director

"Cloud DX has a dedicated and professional team led by CEO Robert Kaul and Chief Medical Officer Sonny Kohli, and their team has accomplished some genuinely difficult milestones very efficiently - including winning Bold Epic Innovator from the Qualcomm Tricorder XPRIZE."

Dr Cory Scholes, Toronto ON

Investor Testimonial

"I am impressed with Cloud DX technology and feel they have a unique product that has a large potential for growth. The R&D and studies done by Cloud DX to develop and test their product is excellent. This gives me confidence that I am investing in a solid product backed by evidence in a company that has a large potential for growth."

Dr David Palmer, Toronto ON

Investor Testimonial

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Dropbox is a free service that lets you bring your photos, docs, and videos anywhere and share them easily. Never email yourself a file again!

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Cloud DX, the startup warping us into a healthier future - ModernBiz: Microsoft Canada's Small & Medium Business Blog

Anyone who thinks Canadian companies don't innovate needs to discover Cloud DX. Founded in 2014, this remarkable startup has wowed the tech industry with its realization of a working medical... Read more "Cloud DX, the startup warping us into a

May 16, 2018 @ blogs.business.microsoft.com

Discovery Canada (Daily Planet) - Cloud DX at SU Canada Summit 2017

SingularityU Canada Summit 2017

October 23, 2017 @ youtube.com

Canadian Medical Association's Joule Teams Up With Cloud DX to Bring Virtual Reality to Hospitals

Today, Joule announced a new partnership with Cloud DX, Inc, the award-winning Kitchener ON-based digital healthcare and artificial intelligence (AI) innovator, that is working to improve access and quality of patient and physician care through mixed

October 20, 2017 @ newswire.ca

Star Trek's tricorder inspired creator of future-tech medical device

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April 11, 2017 @ beta.theglobeandmail.com

The future of healthcare at home | Sonny Kohli | TEDxToronto

On October 27, 2016, some of Toronto's greatest thinkers and change-makers joined together onstage at TEDxToronto to deliver powerful talks and performances that embodied our theme, Symbols + Signals. To learn more visit: tedxtoronto.com. Follow

December 13, 2016 @ youtube.com

Handheld Health | Now What | Ep. 7

As global population soars, healthcare is reaching a crisis point: developing countries struggle with a lack of access while countries like the U.S. struggle to manage an inefficient system that spends billions on unnecessary care. After a life-changing trip

December 3, 2015 @ youtube.com

Welcome to Cloud DX

Cloud DX is an established, fast-growing medical software platform developer based in Brooklyn NY. We develop cutting-edge medical software applications for clinics, hospitals & remote patient monitoring services. Uniquely we also develop and manufacture sleek, futuristic & highly accurate medical devices used to gather vital signs.

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Award-Winning Devices Inspired by Sci-Fi

Cloud DX was founded 4 years ago, and is a pioneer in the digital healthcare space. We've won numerous prestigious awards including a 2018 "World Changing Idea" from Fast Company magazine. In 2017 we won the first-ever Bold Epic Innovator award as one of 3 winners of the Qualcomm Tricorder XPRIZE.

Our sales are growing fast. In the US we are partners with large distributors of our Remote Monitoring kits and software, including Trapollo LLC, a division of cable giant Cox Communications. Many clients are using our platform for value-based care of those with chronic illnesses.

VITALITI™


45
135/98

Continuous Vital Sign Monitor

Vitaliti™ was awarded the Bold Epic Innovator Award in the Qualcomm Tricorder XPRIZE - it's one of our most interesting inventions. At heart it's a wearable clinical-grade monitor that can measure all the main vitals continuously, including accurate non-invasive blood pressure without a cuff. It is extremely easy to use and patient-friendly.

We are currently validating Vitaliti™ at McMaster University in Canada and University of California San Diego for multiple use cases that may revolutionize patient monitoring, for both in-patient and out-patient settings.

Vitals:

- *Blood Pressure & Heart Rate*
- *ECG*
- *Respiration*
- *Acceleration*
- *Pulse*
- *Oxygen*
- *Core Temperature*
- *Body Position*


Albert
VITALITI
SESSION
135/98
72
42
98
37.6

HoloLens™ + VITALITI™



Augmented Reality in the Clinic

- *View a patient wearing our VITALITI™ vital sign monitor, see a live 3D holographic display of the patient's vital signs in the Microsoft Hololens headset.*
- *Cloud DX has designed a whole new User Interface that takes full advantage of the power of the Hololens.*
- *In the future, such automated, handsfree AR displays will allow doctors to instantly triage patients and decide on treatment options faster.*

Connected Health Kit



Connected Health Kit

• Designed to 'just work' right out of the box.

• Our unique Pulsewave USB wrist cuff blood pressure monitor and bluetooth body-weight scale are already paired with the included Android Health Tablet.

• We include all needed batteries.

• It's never been easier to monitor your health.

Features

• All FDA cleared

• Pulsewave® Health Monitor

• Wireless pulse oximeter

• Wireless Weight Scale

• Wireless Thermometer

• Bluetooth enabled

• Works automatically with Cloud DX app



What's Coming from 2019-2021



Cough Analysis

2019

Patented A.I. driven mobile software app that autonomously diagnoses multiple respiratory diseases based on cloud analysis of cough sounds.



Pulsewave 2.0

2020

Next iteration of the unique Cloud DX pulse wave analysis device, with wireless connectivity, increased resolution, motion tracking and extended battery life.



Spirotoscope

2021

Patent-pending multi-function medical device wirelessly beams data to the cloud from a 1080p video/still otoscopic camera, lung function tester & digital stethoscope.

How We Got Here

September 2014

Founding & XPRIZE Finalist

Cloud DX is founded and quickly becomes a Top-10 finalist in the XPRIZE for designing Vitaliti™, wearable medical devices powered by artificial intelligence.

January 2015



$1M Seed Round

We raise our first $1,000,000 seed round from physicians, friends and family.

April 2016



Product to Market

We introduce the Cloud DX Connected Health Kit to the market.

August 2016

Sci-Fi Support

The Smithsonian Channel airs a documentary about real-world technology inspired by Star Trek, featuring Cloud DX Co-founder Dr Sonny Kohli and the XPRIZE Finalist Vitaliti Tricorder.

October 2016

TEDx

Dr Sonny Kohli gives a well-received TEDx talk on his journey as a health tech entrepreneur, demonstrates the Vitaliti Tricorder on stage.

April 2017



XPRIZE Winners

Cloud DX wins the first-ever XPRIZE Bold Epic Innovator Award, earning a share of the $5.4M prize.

July 2017

100% Patient Satisfaction

A remote patient monitoring project for University of Arkansas produces very good results including 100% patient satisfaction scores.

November 2017

MEDy Winners

Cloud DX wins the MEDy Award for "Convergence" at the Exponential Medicine Conference

February 2018

"World Changing Idea"

Our Vitaliti Tricorder system earns a "World Changing Idea" trophy from Fast Company magazine

April 2018

Science Says

Journal of Medical Internet Research shows the accuracy of our Pulsewave wrist cuff is comparable to gold-standard intra-arterial catheter.

September 2018

Healthcare Helps

New healthcare reimbursement go into effect that will pay the cost of Connected Health Kits given to patients by their doctors.

Awards

WINNER
QUALCOMM TRICORDER XPRIZE
BOLD EPIC INNOVATOR AWARD

Cloud DX is honored to be the first-ever winner of the XPRIZE "Bold Epic Innovator Award" - an award given to "Exponential technological progress in the field of consumer-focused medical technologies with the greatest potential for expanding access to healthcare when deployed at scale"

Cloud DX has won many other innovation awards since 2015, including CIX Top-20 Tech Companies, BNN Top Disruptor, the MEDy Award from Exponential Medicine, 2015 Startup of the Year for Innovation, World Innovation Cup finalist, PwC Vision-2-Reality finalist and "World Changing Idea" from Fast Company Magazine.

Business Plan



HARDWARE

Cloud DX sells vital sign devices to collect data from patients. Some devices are proprietary, others are modified 3rd party units.



SOFTWARE

Along with deploying devices, Cloud DX charges a recurring software license fee, either by project or per-patient-per-month.



SERVICES

Uniquely, Cloud DX supplies recurring subscription services to users, including health content, surveys, video & text connectivity.


Trend

DATA

The highest value product Cloud DX creates is the custom data, analytics and reports we generate using our cloud-based platform.

PROVIDER CUSTOMERS

CODC · WELLSPRING · WHARTON · Radboudumc · ARKANSAS · livecare · Community Care · oscar

CHANNEL PARTNERS

Closing the Gap · Joule · DULCIAN HEALTH · IDSolutions · Trapollo · athenahealth · faurecia · Yukon

Revenue Growth (2015-2018)

Cloud DX revenue is growing - we have clinical clients from across Canada, and recently won a competitive RFP to supply an entire Canadian province/territory with remote monitoring and telemedicine devices and services starting in 2019. Meanwhile in the United States we are signing up new Physician and Hospital clients who want to take advantage of the new US reimbursement codes for Remote Patient Monitoring.

$38,000	$387,000	$530,000	$1,000,000+
2016	2017	2018	Projected for 2019

Customer Contracts

New US Medicare reimbursement codes are expected to become available in early 2019, which will directly pay providers for remote monitoring devices and services like ours. We are poised to do well in this new market. In Canada we are endorsed and supported by Joule Inc, a company owned by the Canadian Medical Association. Our vital sign devices are used in clinics across Canada, and are appreciated for giving clinicians better data on cardiovascular health, as well as saving time in-clinic.

0	3	9	20+
2015	2016	2017	2018

Intellectual Property

Cloud DX has filed patents in three areas of cutting edge innovation. We have a patent on the ability of our Vitaliti platform to detect when a person has taken medication by analyzing the raw data from our very sensitive bio-sensors. We've filed additional patents-pending around our further ability to remotely detect which medications a patient has ingested, and whether those medication are working. We have a patent on our multi-sensor vital sign monitor hardware, including Vitaliti and the upcoming Pulsewave 2.0 blood pressure device with added ECG sensors. We also have patents-pending around our innovative augmented reality "Hololens" clinical user interfaces. It's critical for a company like Cloud DX to protect our IP with strong patents. It helps make sure others don't just copy our innovations, and we could generate large amounts of licensing revenue in the future by charging big companies to build and sell devices under our patents.

2	2	5
granted patents	licensed patents	patents pending

Funding to Get Us Here

We've raised ~$11 million in outside capital over the last 4 years in a fairly unique way, similar to this Equity Crowdfunding opportunity. Other than the founders, our largest single investor is a private equity / family office, followed by a group of over 120 physicians and referrals from that tight-knit group. These "accredited investors" are represented on the board with 2 of 5 seats. In essence, up until now Cloud DX has been financed primarily by our customers - doctors who use our products every day!

Founders	$1M Seed 1	$2M Seed 2	$2M Seed 3
$1.7M asset acquisition (debt financed)	$1 Million Physicians, Friends & Family	$2 Million B&M Miller Private Equity Inc.	$2 Million Physicians
$1M Seed 4	**$1.2M Grants**	**$100k Award**	**$4.3M CN 1**
$1 Million Physicians	$1.2 Million in academic grant funding	$100,000 XPRIZE + share of $5.4M grant	$4.3 Million Convertible Note

$1M CN 2
$1 Million Convertible Note

Founder



Robert Kaul

Founder & CEO

Cloud DX is my 6th startup, with 3 successful exits. My background is sales & marketing... I am good at building & motivating teams, and at raising money. To date I have not taken a salary at Cloud.

AND THE REST OF THE TEAM



Larry Steinberg

Executive VP, Business Development

Larry is an expert in telemedicine and remote patient monitoring



Sonny Kohli, MD

Chief Medical Officer & Director

Sonny is a Critical Care Physician & faculty at McMaster University



Anthony Kaul

Chief Operating Officer

Anthony is Founder & President of Higher Bracket Online Media Inc, a Canadian career consulting firm



Michelle Middlemore

Chief Financial Officer

Over 20 years of M&A and corporate finance experience both domestically and internationally



David Widman, MD

Independent Director

David practices at the Trillium Health Partners & the Canadian Center for Musculoskeletal Ultrasound



Sara Ross-Howe, BASc, MASc

Senior Data Scientist

Sara brings sixteen years of experience developing advanced technology solutions for consumers



Dejan Kocetkov

Graphic Designer

Print and web design as well as playing a key role in designing UI elements for mobile applications

Interview

– COLLAPSE ALL

WF: What is Cloud DX? ^

CD: Cloud DX is short for Cloud Diagnostics. We are a digital healthcare company. We design and sell unique medical devices and software for remote patient monitoring. Our products are inspired by science fiction.

WF: Tell me about that inspiration. ^

CD: I'm a sci-fi geek and a lot of people in our business are sci-fi geeks. I hope that many in our audience are fans of science fiction! The inspiration for our newest products started a few years ago when we applied to be part of something called the Qualcomm Tricorder XPRIZE competition.

Peter Diamandis founded the XPRIZE Foundation in 1995. He created it in order to drive innovations that seem too audacious to be attempted by mainstream industry. The first XPRIZE was the Ansari XPRIZE for private space flight. Today we have SpaceX, Virgin Galactic, Blue Origin... we have private rockets launching literally every week and landing on barges - it's amazing! Many people don't realize that up until the mid 2000's, it was just not possible to launch private rockets into orbit. Peter Diamandis said, "Well, that's crazy." So, he came up with a $10 million XPRIZE for the first company that could fly a human being into space, twice in a row, within one week. It was a very big deal at the time. The first XPRIZE was won by a company called Scaled Composites, and the technology was immediately acquired by Richard Branson for Virgin Galactic. The multi-billion dollar private space flight industry in America exists because of Peter Diamandis, Anousheh Ansari and the XPRIZE Foundation.

In 2012, Peter and his team came up with an XPRIZE inspired by the 'medical tricorder' from Star Trek. If you've ever watched Star Trek, you know that Dr. McCoy would take this incredible tricorder device and wave it over a patient's body, and it would tell him everything that was going on with that person: what species they were, how sick they were, how to cure them - really anything to move the plot forward. For the Tricorder XPRIZE, in order to win part of the $10 million, your product would not only have to only diagnose diseases like the tricorder on Star Trek, but it would also track a patient's vital signs continuously, which actually isn't part of the Star Trek story.

To even qualify to be in the competition, teams had to come up with a vital sign monitor that a person could put on their body that would have the same accuracy as you'd see in a hospital. Then design a device able to diagnosis whatever was wrong with them automatically with no doctor involved and no access to the internet. The list of 13 different diseases we had to be able to diagnose was crazy: sleep apnea, HIV, mononucleosis, hypertension, anemia, pneumonia. It was a very broad list. The technology Peter imagined simply didn't exist.

In 2012, 330 teams started in the Tricorder XPRIZE competition. By 2014, there were only 10 teams left, and Cloud DX was one of those top-10 finalists. In April 2017, we were one of three winners of the competition! The whole story of our company is really inspired by science fiction and the quest to create a system of medical tools that previously only existed in the imagination of sci-fi writers.

WF: How exactly does your system work? ^

CD: There are three aspects to our system.

First, we create sleek, wireless devices that track vital sign data. We make spot monitors that take a single reading, like our Pulsewave® blood pressure cuff, which is among the most accurate blood pressure cuffs on the market, or our wireless pulse oxygen monitor. These devices are already FDA cleared and fully available, we're selling them across North America right now. In the pipeline, we have the Vitaliti™ Tricorder devices that are worn on your body and continuously monitor vital signs, streaming your data 24/7 to the cloud. Our latest Vitaliti™ wearable is about halfway through clinical trials for FDA clearance and is expected to be available for purchase later in 2020. Vitaliti™ can gather your ECG, heart rate, respiration and oxygen saturation, constantly update your blood pressure and body temperature, and monitor your movement and energy, all with hospital-level accuracy. This is a new category of device. There are only one or two other monitors that you can strap to your body that measure more than one vital sign, and they're all used in hospitals. They're not designed for consumers in any way. Ours is the first consumer-designed continuous vital sign wearable at clinical accuracy.

The second part of our system is a set of apps that run on your smartphone or tablet. Our mobile apps form the futuristic "user interface" that the patient interacts with. Each app shows your results, charts, graphs etc. and can also ask you questions. One version of the Vitaliti™ app can literally diagnosis respiratory diseases based on the sound of a person coughing, just like a Star Trek Tricorder.

The third part of our system is the software running in the cloud. We host on Microsoft Azure, where we run a complex database that stores all the raw patient data that we gather, plus a series of machine learning and deep learning algorithms that analyze all the information and make sense of it. Our goal is to build a system that can predict if a patient is going to get better or worse. What doctors really want is software that actually tells them something they didn't know before, and that's what our solution will do.

WF: What kind of differences will your products make?

CD: We can deliver services that have been unavailable until now. One of our most important abilities is tracking people after surgery. Currently, when you have surgery, you might stay in the hospital for one or two days and then they send you home - but no one is tracking you. If your condition deteriorates, if you get infected or don't heal properly, doctors likely will only find out when you go back to the emergency room. In some cases it could be too late, and you might actually die.

There's a tremendous push now to track patients after surgery, but doctors need accurate 'patient generated' data to do it. We've in the middle of an academic study in Canada with one of the most prestigious institutes in the world, Population Health Research Institute, to monitor patients after surgery. This particular institute chose our solutions over any other set of medical devices on the market. They looked at products from other companies large and small, and they decided on Vitaliti™ as the most accurate, comfortable, and convenient product for the patient to use.

Sometime in 2020 we expect to see a whole new spike in revenue from the sales of Vitaliti™ to hospitals to track patients after surgery. Our wearable may also be used in the hospital to prepare patients for different procedures. For example, if you have to go in and get an x-ray of your heart, like a cardiac CT scan, we're doing a study to prove that we can make the preparation of the patient before that procedure more comfortable and efficient. Even in sports medicine there's a tremendous opportunity for continuous, accurate vital sign measurement.

Meanwhile all the data from Vitaliti is being analyzed by our machine learning algorithms, which are looking for patterns that help doctors to care for patients better by predicting whether or not a patient is actually going to get sick in the future or not. We have fascinating proof and evidence that we can do that. More importantly we've filed several patents around that idea. We believe we're ahead of everybody in the market.

Really what we have is a toolkit that has multiple uses. In the US, for example, our Connected Health Kits are being used primarily by doctors who give them to patients who have chronic conditions. It's been shown over and over again that by monitoring people who have serious chronic diseases at home, you can keep them out of the hospital for longer periods. That's critical for a number of different reasons. It makes health outcomes better, quality of life is better, and the efficiency of the health care system improves.

Our system is used for other things as well. It can be used by people who want to lose weight or reduce their blood pressure without medication.

We're validating our Cough Analysis mobile app in Africa starting this spring in Mozambique, where we're planning to screen patients for tuberculosis. We hope that our Vitaliti™ Cough Analysis app will become part of the story of eradicating tuberculosis around the world. We're going there to test the idea that we can efficiently screen ordinary people for TB with the phone they have in their pocket. If we are successful, the Mozambique government may decide to adopt our technology and put it on phones across Mozambique. Oftentimes in Africa, when one country adopts technology like ours, many other countries adopt the same technology.

WF: Outside of Africa, how would payment work for your solutions?

CD: CD: The key for our business model in the United States is that as of 2019, delivery of our Connected Health Kits to patients in their homes is expected to be reimbursed by Medicare, so doctors can prescribe our kits for Medicare patients at virtually no cost to either the doctor or the patient. That's opening up enormous channels for us. We have already signed deals with major channel partners who sell to hospitals, large doctor's offices or are in the electronic medical record business. We supply them, and the doctor gets to give the kit to the patient for free (sometimes there's a small co-pay). Then the doctor gets paid by Medicare to actually look at the remote data from that patient. Direct reimbursement for our equipment is the final piece of the puzzle has been put in place just recently. We're poised to take advantage of these new reimbursement codes.

In the Canadian market, our systems are purchased by hospitals and given to patients - also usually for free. We're working with pharmacy chains who are selling directly to consumers. The Canadian system is more fragmented than the US, but we are a leader in that market since our technology originates from Canada.

WF: How have you been getting your funding?

CD: One of the unique things about Cloud DX is that we've raised over $10 million, almost entirely from doctors. Up until now, our investors had been accredited investors and we've used the accredited investor exemptions, both in the US and Canada. We've had tremendous support from the medical community.

WF: What is an example of how your system would work?

CD: Imagine that your doctor diagnoses you with something serious like Chronic Obstructive Pulmonary Disease (COPD). COPD and Congestive Heart Failure (CHF) are two of the most common chronic conditions in America, that together account for nearly 50 percent of all US healthcare spending! In Medicare and Medicaid alone, chronic disease treatment accounts for more than 95 percent of spending. If you are diagnosed with COPD, it may be what you'll eventually die from. It never gets better. The goal of treatment is just to help the person live as long as possible.

If you're diagnosed with COPD, you'll can now be prescribed one of our Connected Health Kits to take home. Our l=kits "just work" right out of the box so getting started is very easy. Our app instructs you on how to take your vital signs including your blood pressure, and you'll measure the oxygen in your blood with a fingertip pulse oximeter we include in the kit every morning.

Our software will communicate directly with you. You can use the tablet we include with the kit, or you can download our app on your phone. You'll be asked questions, get surveys from your doctor, and have access to videos and articles on how to cope with your newly diagnosed illness. Cloud DX will remind you when to take your medication and when to take your vital sign readings, and we also have a two-way video feature so if your doctor wants to have a video consult with you, it can be done right on your tablet.

Most patients very quickly fall into a pattern where you learn how to keep healthy as long as possible. The software is constantly there reminding you. If your vital signs go out of range, the software actually generates notifications that can go to your doctor or to the nurses who work for your doctor. Or, they can go to your family. In many cases, your family members are the ones who are helping you to cope with your condition. They could get in touch with you and say, "Hey, Grampa, we just got a notification that your oxygen's off. What's going on?"

We have a very secure, HIPPA-compliant web portal that allows doctors and nurses to track hundreds of patients, all in one glance. They can see what the vital signs look like, who's doing well, and who's not. They can send out the surveys and book the video conferences. They can take care of patients remotely, so the patient may never have to come to the doctor's office. This has been proven to improve the patient's attitude, mood, and outcomes, and it keeps them out of the hospital, so that results in enormous savings.

WF: Where are you now in terms of distribution, and how can you get to the point where everyone over 60 has one of these in their home?

CD: Connected Health products and services are going to be commonplace in the next five to ten years for sure, since solutions like ours have very positive outcomes, and healthcare providers are starting to reimburse for them. In the past, reimbursement was a real struggle. Some private insurance companies would pay, and others wouldn't. State Medicaid would pay in some cases, but not in others. It made it really hard to do business. Successful companies like Cloud DX slowly build up a strong track record, pilot after pilot, patient after patient, with published papers, academic studies, proof that your solution works, integration into the electronic medical records systems, and just an enormous amount of relationship building.

The real pivot for us was when we signed a reseller agreement in 2017 with one of the largest providers of remote monitoring systems in America, a company called Trapollo, a wholly-owned subsidiary of Cox Communications, which everybody has heard of. Trapollo is the medical wing of Cox, and it has the dominant position in delivering remote patient monitoring systems across the country. We are the exclusive provider of kits for chronic care management. We're starting to see contract after contract coming through from Trapollo, and the reimbursement codes haven't even gone live yet. That happens on January 1st.

WF: Tell me about everybody else in the market.

CD: The digital health care revolution is in a very early stage. There is no giant company that dominates digital health right now, although many companies are interested in disrupting healthcare. However we don't consider Apple, Microsoft, Amazon, Samsung, FitBit or Facebook as competitors - if anything we think of them as partners or customers. Apple's devices complement ours. We deliberately chose to focus first on the medical use cases so that we have FDA clearance, published papers, physician support and strong data that we can improve outcomes.

Meanwhile we are not generally threatened by small companies just starting up. To succeed as a medical device developer you have to be ISO 13485 certified, which could take over a year and cost nearly a million dollars to achieve. To win over clinicians you ought to have published peer-reviewed papers - this can take many more years. You have to pay your dues. Cloud DX is fairly unique because we benefit from both the work we've done since 2014, and also from all the work that went into Pulsewave under the previous company I used to run, Biosign Technologies. Between the two companies, we've been in this market for over 12 years, with investments totaling nearly $35 million.

Of course we do have competition. For example, there is a company from Texas called Vivify Health that we compete with a lot. Vivify sources their vital sign devices in Asia, and they offer patients Samsung tablets - as do several other competitors. Our Connected Health Kits are less expensive because we manufacture many of our vital sign devices, our apps run on all operating systems so you can use your own tablet to phone and we even offer a custom Android tablet we commissioned. Other competitors include Care Innovations, Philips Healthcare, Honeywell, Ideal Life - all of these companies offer kits with 'standard' devices that cost more than Cloud DX. Finally there are a number of newer companies that offer mobile apps and services but do not integrate with vital sign devices, reducing their usefulness.

WF: What makes you better poised for success than the competition?

CD: While it's hard to say who will eventually become the real market leader, we really have three big advantages over the competition.

First, our devices are often of higher quality than our competition. Pulsewave in particular has been clinically proven to be more accurate than an average BP cuff - it's the only blood pressure device we know of that's been validated against a catheter in the hospital operating room for accuracy, in a paper published in the prestigious Journal for Medical Internet Research (JMIR). One of the reasons that doctors don't always trust patient-generated data is that they don't know how accurate that data is. Our Pulsewave cuff is programmable, it's connected to the internet, and we can prove to doctors that our data is accurate. That's an important differentiator.

Our second edge is that customers love our solutions. We get the highest possible patient satisfaction scores. Most competing device kits include products that you would see in your doctor's office, which are not 'patient friendly'. Our Connected Health Kit was designed from scratch with patients in mind, and it shows. Patients love using our products, which means they're more likely to be compliant with their care plan or doctor's instructions - results that we have seen in some of our clinical studies. Market share is often based on relationships and reputation, and we're in a strong position from that point of view.

The third advantage is, because we manufacture most of our devices ourselves, we can sell them for less than our competitors. In addition to being the most accurate and beloved by patients, our solution is also usually the least expensive. Therefore, we come out on top in more project applications and RFPs in both Canada and the United States.

In our experience, there aren't many (any?) other companies that develop integrated, inexpensive hardware, mobile apps, cloud-based analyses and seamless integration like we do. We're the only company in recent memory that has invented an entirely new kind of blood pressure cuff - a pulse wave analyzer. We are fully differentiated on the device side from the point of data accuracy and ease of use, and therefore what we can do with vital sign data. We get more pure biological data from our system than anybody else, which allows us to do things like cardiac anomaly scans, for example. Pulsewave is the only blood pressure cuff on the market that actually scans your heart when you're taking a blood pressure reading and looks for arrhythmias, identifies them and tells your clinician your heart is not working properly. Once we add the Vitaliti continuous vital sign monitor to our platform we'll be able to capture even more pure data.

WF: How do you sell your products?

CD: CD: We do most of our business through digital healthcare trade shows. What will happen is a big hospital system in Atlanta will decide to try remote patient monitoring. They send people from their IT department to the regional trade show. We do demos for them there, and that leads to a site visit where we do a demo for the larger group. They'll pick two or three competing solutions, one of which is us, usually. Then, they'll decide on one, based on a series of criteria that they choose. That's how it's done in the US with large systems.

Smaller hospitals, clinics, and accountable care organizations don't always do that much due diligence. Sometimes they actually do make the decision based on the relationship that you've built with them. They will purchase a solution for 50 patients and try it for six months. At the end of that project, they'll decide whether they're going to scale up from there or not. We have a whole bunch of contracts in that process right now in the US. It's a little different in Canada because there's public money on the line, provincial health care spending. You have to submit a proposal, two or three vendors are chosen, and then they eventually choose the winner. They don't do those very often, but we won the most recent one in May of this year, for an entire province of Canada. We beat every other company in the industry for that contract.

WF: How have your revenues been so far? ^

CD: We launched in 2014, and from 2015-2017 we were in full R&D mode, so we had almost no revenue in those years. In 2017 we came close to a million dollars in total revenues and in 2018 we negotiated contracts worth about $1.2 million. We're projecting higher growth rates in 2019 because the new Medicare reimbursement codes become available, and the contracts we signed in 2018 will be producing increasing revenue as well.

WF: What is the value of each patient enrolled? ^

CD: It depends on the condition the patient is suffering from (what we call the "use case"), but ideally we earn about $1,400 dollars over the time the patient uses our system, which is usually 24 months. At the end of that 24 months, the patient can decide if they want to keep the system and pay for it out of their own pocket. We haven't come to the end of a 24-month contract yet, but in 12-month contracts, we've seen that at least 30 percent of patients in studies we've done are willing to pay to keep the system. These customers become an actual open-ended, recurring revenue source.

WF: What tests aren't you able to do yet that you think are important to add? ^

CD: We're really focused on the vital signs and analysis of rich biological data right now. We don't do any kind of blood tests or tests on bodily fluids. That's a whole other market. When we won the Bold Epic Innovator XPRIZE, we partnered with Stanford University Center for Magnetic Nanotechnology. The technology from Stanford we built into our XPRIZE Tricorder ran a series of tests on tiny samples of blood and saliva using Nobel-prize winning nanotechnology - it was absolutely extraordinary. However developing that tech would require an entire other startup with millions of dollars more in funding. So, right now, we're not focused on it.

WF: What do you have left to improve on from testing? ^

CD: Well, our testing is going remarkably well. The Vitaliti devices that are currently undergoing clinical trials are preproduction prototypes, but they're essentially the same device that will go to market next year. So, we're on this final approach to gathering all the data we need for our FDA applications. We're very close.

WF: Are you selling this to doctors right now or do you have to wait for several layers of FDA approval before you can actually go to market? ^

CD: CD: To be clear - our Connected Health products are all FDA cleared and are on sale across America right now. Our Vitaliti Tricorder system is in clinical trials and we expect to have it cleared in late 2019 or early 2020. However, we can sell Vitaliti now under academic supervision. We've actually made several sales for use in academic studies. When you do that, you get a waiver from the FDA. We have a whole series of studies, for example, that we're planning at the University of California, San Diego, funded by grants from the Qualcomm Foundation and the Roddenberry Foundation.

WF: What hurdles do you have left to go through to actually sell across the US?

CD: From the point of view of FDA clearance, it's a process. You gather all your clinical data, you fill out a very long application and submit it, and it usually takes many months for them to approve it. Once your product is FDA cleared, then you begin to look for use cases where you can gain reimbursement or where there's a financial partner. The partners that will buy Vitaliti for the first use cases in post-surgery monitoring are likely to be hospitals, because hospitals get penalized if patients come back to the emergency room after they've been discharged. This "readmissions" problem costs US hospitals billions of dollars every year - the hospital bottom line depends on making sure that when patients are discharged and go home, they don't wind up back in the ER within the following 30 days.

We're doing some really interesting clinical studies next year. We're going to test the Vitaliti wearable solution in moving vehicles. We're working with one of the largest air ambulance companies in North America to test our solution on patients in helicopter ambulances. Air ambulances currently have a rather primitive system based on bulky hospital type monitoring systems. Our technology is more accurate and resists the vibrations and noise in the helicopter.

We're also testing the solution for use in connected vehicles. Imagine if you're an Uber or Lyft driver or a commercial driver for a trucking company, and you are driving along and have a heart attack. What if your car was smart enough to recognize that, based on an unobtrusive wearable you have on, and then autonomously drive you to the hospital? We're actually testing that idea with one of the largest auto parts manufacturers in the world as our partner.

WF: What are your challenges and how are you addressing them?

CD: I've been an entrepreneur for a long time. This is my sixth startup. There are a million different ways for startups to fail, and a handful of ways for them to succeed and thrive and grow. As the CEO and the founder of the company, I worry about all the possible pitfalls.

For example, how do you make sure you raise enough money? How do you manage risk? How do you make sure you can deliver a consistent product and grow in scale?

One thing that's on the positive side for us is that we are mostly selling our products business to business. Our sales contracts tend to be with large organizations so we can anticipate demand based on the size of each contract. We're not likely to be in a position where something goes 'viral' and we all of a sudden have to meet a demand that we never anticipated - we have more control over sales growth.

We don't have too many challenges when it comes to sourcing products or regulatory issues. We have a very strong regulatory team. We've had previous success at achieving FDA clearances. We're ISO-13485 certified for Quality Management and we get ISO-audited every year. Our quality management system is top-notch.

Building an amazing team is one of the hardest things to do as a startup. The demand for data scientists is off the charts. I'm competing with many larger companies for data scientists, developers and engineers who know what machine learning is and can work in the interface between data science and hardware.

We're fortunate that our technology center is in Kitchener, Ontario, which is the home of artificial intelligence - the University of Waterloo is where AI was born, literally. There's a excellent pipeline of graduates from the local universities in that particular part of Ontario, and we're doing a good job recruiting because, as much as there's a lot of competition, we also have a very clear mission, and when you have the option of working to improve click-bait stats or to build software that might save lives, many good people choose to save lives!

WF: Tell me about your history personally and what led you here.

CD: I grew up in Calgary, Alberta. I went to university and earned a BSc degree in Biology. I was going to become a doctor, and then I found out I was actually really good at sales. Right out of college, I spent six years in door-to-door sales and then went on to sell real estate. I was pretty successful and so in 2003 I decided to change direction. I went to film school in Vancouver Canada and became a film & TV producer! My first startup was actually a film production company in Vancouver. Then in 2005 I was head-hunted to move to New York City and work for a technology company. We sold egress pathway marking products, which are industrial glow-in-the-dark signs and tape that are often used in the stairwells of tall buildings. They soak up light and glow for hours, without electric power. I became a senior executive at that company, and later became a consultant in the life safety business, including selling innovative fire protection products.

It was through that journey that I was introduced to what we now call the Pulsewave wrist cuff blood pressure monitor, which blew my mind. A Canadian startup company was manufacturing this remarkable wrist cuff, and I licensed the rights to it for the United States. I built a whole startup around that license and raised nearly a million dollars, but the product wasn't FDA approved yet. I convinced the manufacturer of the wrist cuff to acquire my new startup for $3 million - we went from inception to acquisition in six months. I started working as Director of Business Development, and within 2 years I became CEO. My team and I began acquiring and integrating with other software companies, which made the hardware division that made the wrist cuff a bit of an orphan. In 2014 I made a deal, along with three partners, to acquire all the assets of the hardware division and we launched Cloud DX.

Right at that time, Team Cloud DX was selected to be a finalist in the XPRIZE competition, and that fact produced the PR bonanza that allowed us to build our brand and reputation and later earn many additional awards. The wrist cuff was the center, the heart of it, the start of it, but it wasn't really a business. We had to build the connected health kit and the patient-facing apps and the clinical dashboard, and we had to prove it all out, and then once we won the XPRIZE, we had to commercialize the continuous monitor, and that's where we are today.

WF: Can you imagine a second generation of this technology?

CD: CD: Definitely, there's no question. We are iterating all the time. The next generation of the wrist cuff will be smarter, lighter, battery-powered, and will do more. The Vitaliti wearable is in its first iteration, and is designed for use primarily in hospitals. It's actually harder to get regulatory clearance for devices in the home than in the hospital, and the Vitaliti wearable meets those more stringent regulations, so there'll be a future iteration of the product strictly for home use, as opposed to starting in the hospital and then going home later.

We're looking at a sports-medicine version as well. Imagine fifty thousand marathoners in the New York City Marathon, all wearing tricorders around their necks that give their coaches and trainers hospital-grade data on their vital signs as they complete the race. Imagine golfers, cross-fitters, hockey players and football players wearing tricorders. We have relationships in a lot of areas on the sports medicine side. We haven't focused on it yet, but we know there's potentially a giant market there.

WF: How much more fundraising do you expect to do, and why are you doing crowd funding?

CD: We embraced accredited investor crowd funding, because we found that the medical community really "gets" what we are trying to do. They know the problems we are solving intimately - doctors face them every day. All of our investors have the same class of shares. Everybody has common stock. We've been able to raise our share price from the initial seed round of five dollars a share to the most recent round.

We hope to raise another $3 million via our accredited investor round in Canada, but we love the idea that we can take something that up until now has only been available to doctors and can make it available to everybody. We've spent the last six or eight months preparing our social media networks across the company for crowd funding, so when it comes to pushing out the news about what we're up to and getting in front of people, we are ready to do that. We have a whole team on it.

Part of the use of proceeds from this raise will go to adding sales and marketing staff in Los Angeles and Brooklyn, because as the reimbursement codes go live on January 1st, we really want to attack that market aggressively.

WF: Is there anything else you would like potential investors to know?

CD: I would like them to know that we are a lean organization. Our burn rate is actually quite low considering how much technology we develop. We're burning under $300,000 a month. I personally don't take a salary yet, and neither does my chief medical officer. The other two founders earn well below market salaries. They don't have any outside income, so they earn just what they need to survive. We've put all the money that we've raised back into the company, into the team, and into our products. Investors like to see that level of commitment from management - we all have skin in the game.

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RISKS

1 CLOUD DX, INC. (the "Company" or "Cloud DX") was founded in 2014 to develop and commercialize a set of technologies collectively called Cloud Diagnostics®. Cloud DX manufactures the FDA-cleared Pulsewave® blood pressure monitor, a virtual medical device that records a pulse wave signal from the wrist, uploads it to the cloud, and derives medically accurate biological readings that can be securely accessed from any browser. Our next-generation Vitaliti™ Platform is an advanced set of health monitors including a wearable device that continuously records movement, body position, ECG, oxygen saturation, core temperature, respiration & heart rate. In April 2017,

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Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, use of funds, and more.

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